             As Filed with the Securities and Exchange Commission on
                                  July 18, 1996

                                               Registration No. 333-
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                        DIAMOND ENTERTAINMENT CORPORATION
             (Exact name of registrant as specified in its charter)

                                   ----------

               New Jersey                                 22-2748019
         ----------------------                        ----------------
         (State or other juris-                        (I.R.S. Employer
          diction of incorpora-                          identification
          tion or organization)                          number)

         16818 Marquardt Avenue
         Cerritos, California                               90703
         ---------------------                           ----------
         (Address of Principal                           (Zip Code)
          Executive Offices)

- --------------------------------------------------------------------------------

               Consulting Agreement dated May 21, 1996, as amended

                                  JAMES K.T. LU
                                    PRESIDENT
                        DIAMOND ENTERTAINMENT CORPORATION
                             16818 MARQUARDT AVENUE
                           CERRITOS, CALIFORNIA 90703
                                 (310) 921-3999
                          (Name, address and telephone
                          number, including area code,
                              of agent for service)

                                   ----------

                                   COPIES TO:


                             Steven Wasserman, Esq.
                              Bernstein & Wasserman
                                950 Third Avenue
                            New York, New York 10022
                                 (212) 826-0730

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: |X|

- --------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
                                           Proposed    Proposed
                                           maximum     maximum
                       Amount              offering    aggregate   Amount of
Title of securities    to be               price per   offering    registration
to be registered       registered(1)       Share       price       fee(2)
- --------------------------------------------------------------------------------
Common Stock,          1,000,000 shares    $.10        $100,000    $34.48
no par value

- ----------

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended ("Securities Act"), this registration statement also covers an indeterminate number of shares as may be required by reason of any stock dividend, recapitalization, stock split, reorganization, merger, consolidation, combination or exchange of shares or other similar change affecting the stock.

(2)  Calculated pursuant to Rule 457(h).

                                     PART I

Item 1. Plan Information

Item 2. Registrant Information and Employee Plan Annual Information

     The document(s) containing the information specified in this Part I will be sent or given to participants in the Plan to which this Registration Statement relates, as specified by Rule 428(b) promulgated under the Securities Act of 1933, as amended, and are not filed as part of this Registration Statement.

PROSPECTUS

                        DIAMOND ENTERTAINMENT CORPORATION
                 1,000,000 Shares of Common Stock, no par value,
                      To be sold by the Selling Stockholder

     This Prospectus relates to the resale or offer for sale from time to time of up to 1,000,000 shares (the "Shares") of common stock, no par value (the "Common Stock"), of Diamond Entertainment Corporation, a New Jersey corporation (the "Company"), All of the shares are being offered by the Selling Stockholder, as that term is defined herein. Such Shares were acquired by the Selling Stockholder pursuant to a Consulting Agreement between the Company and the Selling Stockholder. The Common Stock is traded on the NASDAQ Over-the-Counter Bulletin Board ("NASDAQ") under the symbol "DMEC". The Shares may be offered for sale by the Selling Stockholder from time to time through or to brokers in the over-the-counter market or otherwise at prices acceptable to the Selling Stockholder. The Company will not receive any of the proceeds from the sale of the Shares pursuant to this Prospectus. All costs incurred in connection with the registration of the Shares are being borne by the Company. See "The Offering".

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."

                                   ----------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No dealer, salesman or other person has been authorized to give any information or make any representations not contained in this Prospectus and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to make such offer or solicitation in such jurisdiction.

                  The date of this Prospectus is July 18, 1996

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, DC 20549, a Registration

Statement on Form S-8 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. Summaries and reference to the contents of any contract or other document is not necessarily complete and, in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549 and at certain of the Commission's regional offices, including the offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can also be obtained from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference and made a part hereof:

     (1)  Annual Report on Form 10-KSB for the year ended March 31, 1996.

     (2)  Quarterly Report on Form 10-Q/A for the quarter ended December 31,
          1995.

     (3)  Quarterly Report on Form 10-Q/A for the quarter ended September 30,
          1995.

     (4)  Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Prospectus and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or telephone requests should be directed to James K.T. Lu, President, Diamond Entertainment Corporation, 16818 Marquardt Avenue, Cerritos, CA 90703, telephone (310) 921-3999.

                                   THE COMPANY

General

     Diamond Entertainment Corporation (the "Company"), formerly known as Trans-Atlantic Video, Inc. ("TAV"), was formed under the laws of the State of New Jersey on April 3, 1986. On July 15, 1991, the Company completed the acquisition (the "Acquisition") of one hundred percent (100%) of the issued and outstanding shares of Diamond Entertainment Corporation, a California corporation. At the Company's annual meeting of July 15, 1991, the shareholders approved the change of the Company's name to "Diamond Entertainment Corporation."

     As a full-service video product duplicating, manufacturing, packaging and distribution company, the Company was engaged in several distinct video product activities. The Multi Level Marketing Division and Custom Video Duplication Division were considered the Custom Duplication Division. Through its Custom Duplication Division, the Company duplicated and packaged video cassettes on a custom-made basis. Customers for this service included companies and individuals within the multi-level marketing industry, who utilized video cassettes for product information, business recruitment, training or sales and marketing purposes. On April 13, 1995, the Board of Directors approved the spin off of the Custom Duplication Division. (See "Markets and Customers" for additional disclosure).

     The Company's Multi-Media Division (formerly known as the "Entertainment Division")markets and sells a variety of video cassette titles (the "Programs") to the budget home video market, principally through the Company's New Jersey sales office. The Company markets its Programs for sale to national and regional chain stores, department stores, drug stores, supermarkets and similar types of retail outlets. These outlets, in turn generally sell the Company's products to the public at retail prices ranging from $2.99 to $9.99 per video cassette. The Standard Video Line and the Premier Line are considered the Multi-Media Division. This division sells products that are either owned by the Company or licensed to the Company by licensors. Management is committed to acquiring more licensed video titles and upgrading the quality of its packaging and pre-printed materials in order to enhance its available products. The customer base for these products consists predominantly of retail stores and distributors. Sales for the Multi-Media Division for the years ended March 31, 1996 was approximately $9,000,000. The Company's present inventory of Programs consists of 758 titles including children's cartoons, motion pictures, sports highlights, educational computer and exercise programs, 401 of which are without copyright protection ("Public Domain Programs") and 357 of which are subject to license agreements ("Licensed Programs"). The feature motion pictures offered by the Company include such film classics as "Life With Father" and "The Little Princess". The Company is continually identifying new titles to add to its Program inventory and intends to expand its selection of Licensed Programs which have historically shown a higher profit margin than Public Domain Programs.

     As of March 31, 1996, the Multi-Media Division and the Custom Video Duplication Division accounted for approximately 98.8% and 1.2%, respectively, of revenues attributable to video tapes.

     For the year ended March 31, 1996 and 1995, the Company had net sales to one customer that amounted to $3,121,000 and $2,650,000, or 34% and 20% of net sales, respectively. The significant customer in 1996 and 1995 was Sam's Club. The Company sells to the non-affiliated entity on a net sixty (60) day term. The loss of this customer would have a material adverse effect on the Company.

     In July, 1991, the Company entered into a non-exclusive licensing agreement with the Victor Company of Japan, Ltd. ("JVC"),an unrelated third party, which provides that the Company may sell and market its products as JVC licensed VHS Video Cassettes ("JVC Agreement"). The VHS label is commonly recognized in the video industry as a mark of JVC licensed high quality tapes, subject to stringent technical evaluation during the manufacturing and duplication process. In consideration of the granting of the license to the Company, the Company must pay to JVC the following licensing fees: (i) an initial evaluation fee of 1,000,000 yen per product (approximately $7,500), (ii) a fee to be paid for each product using the JVC license which is sold or otherwise disposed of by the Company, based upon the annual volume of the duplicated cassettes as follows: (a) under 10,000,000 cassettes, 5 yen (approximately $.035) per cassette, (b) 10,000,000 to 15,000,000 cassettes at the Company's option, a flat rate fee of $350,000 per year or 5 yen per cassette (approximately $.035) per cassette, (c) in excess of 15,000,000 cassettes ($.0233 for each cassette) plus, at the Company's option, $350,000 per year or 5 yen per cassette (approximately $.035) and (d) in excess of 50,000,000 cassettes ($1,000,001 per year). Effective April 1993, JVC changed the royalty charges from yen 5 (Yen) per tape to yen 3
(Yen) per tape if the video tape program is less than 30 minutes; and to yen 4 (Yen) per tape of the video tape program is longer than 30 minutes. Pursuant to the JVC Agreement, the Company has agreed to undertake to comply with certain standards and specifications involved in the manufacturing and duplicating of video tape cassettes. In the event the Company fails to comply with the strict quality control standards of the licensor, the license may be revoked and the Company will no longer be entitled to use the VHS system. The JVC Agreement has a term of 5 years and expires in July of 1996. On May 12, 1993, JVC filed a lawsuit against the Company alleging breach of contract. A settlement between JVC and the Company was reached and the Company agreed to pay JVC yen 40,950,370 (Yen) for the previous royalty payments plus 10% per annum interest charges. The Company also agreed to pay JVC $50,000 on October 1, 1993, $50,000 on October 15, 1993, $50,000 on November 15, 1993 and
$50,000 every Quarter afterwards until the previous royalty obligations are completely satisfied.

     On May 23, 1991, the Company and Macrovision Corporation entered into an agreement whereby the Company has been granted a non-exclusive license to utilize Macrovision's process to inhibit the unauthorized duplication of pre-recorded video cassettes. The license was for a term of one (1) year and was terminable upon sixty (60) days notice by either party. Since May 23, 1991, the Company and Macrovision continued to operate pursuant to the agreement. In consideration for the grant of such non-exclusive license, the Company agreed to pay Macrovision $28,000. The Company agreed to pay certain additional fees which are payable dependent upon the revenues derived from the use of Macrovision's "pirating" protection system. The Company does not believe that the fees which it paid to Macrovision in connection with the "anti-pirating" protection system materially impact upon the Company's operating expenses. The Company believed that as a result of such license, it would be able to obtain higher prices for the sale of each of its video tapes to customers, who request such protection, since the "anti-pirating" device is desirable for customers. The contract was terminated in June, 1995 as a result of the Board's decision to spin off the Custom Duplication Division in April, 1995.

Markets and Customers

     Through its Custom Video Duplication Division, the Company marketed its services to (i) multi-level marketing companies, (ii) companies which need production, duplication and post-production services in connection with producing a corporate or product profile video, and (iii) video production companies which need duplication of their video tapes. For years ended March 31, 1996 and 1995, the Company derived revenues from the Custom Duplication Division of approximately $100,000 and $1,000,000, respectively.

     On April 13, 1995, the Company's Board of Directors approved the spin-off of the Custom Duplication business to Central Video, a Mexican company. The Board believed that this spin off transaction was in the best interest of the Company since it could not compete effectively in the manufacturing and duplicating of video tapes. The Company's future focus is product development, acquisition and distribution of video related products to mass merchandisers and retailers. Pursuant to this transaction, Thomas Cheng, the Company's former president and the general manager of Central Video USA operation, surrendered his employment contract and returned 146,654 shares of the Company's Preferred

Stock back to the Company as treasury stock in exchange for equipment with a carrying value of approximately $170,000 being transferred from the Company and Mr. Cheng assuming all remaining obligations on these assets. Management believes that the terms of this transaction were comparable to those that could have been reached from sources unrelated to the Company. Mr. Cheng no longer desired to be an officer of the Company since the Company would no longer be in the custom duplicating business. Instead, Mr. Cheng would return his shares of preferred stock to the Company and devote his future efforts in a duplicating business.

     On May 8, 1995, the Company completed the sale of Multi-Media manufacturing and duplicating equipment and related assets to Central Video for $750,000. The Company did not sell program inventory, customer lists or accounts receivable. The consideration for the sale was $750,000 of future duplication services. The Company has guaranteed Central Video a minimum of $2,500,000 a year of production orders for a three year period and Central Video has agreed to provide a maximum of a $3,000,000 ninety (90) day credit line to the Company. Management believes this ninety (90) day credit line will be beneficial to the Company since in the industry there is a practice for extending credit for duplication services of sixty (60) days. The Company has agreed to pay Thomas Cheng a 3% commission on order placed with Central Video. The Company believes this transaction will enable the Company to concentrate its efforts and resources into product development, marketing and distribution and at the same time reduce certain overhead costs. The Company will utilize four contractors who specialize in video tape and CD- Rom manufacturing and duplication. The Company believes that these arrangements will enable the Company to meet its sales and distribution needs.

     The Company presently markets its Program Inventory to large retail chain outlets and provides each retail chain operator with brochures, advertising materials and literature describing and promoting the Company's Program Inventory. The Company's products are sold through approximately twenty five
(25) national retail chains primarily in the Northeast, the South and the East Coast. These outlets sell the Company's products to the general public at retail prices generally ranging from $2.99 to $9.99 per video cassette. For the years ended March 31, 1996 and 1995, the Company has derived revenues from its Program Inventory of approximately $9,117,113 and $13,015,759, respectively.

     The Company markets certain of its Programs on a non-guaranteed sales basis, net 30 to 60 days. Non-guaranteed sales entitle the Company to be paid by the retail outlet regardless of whether the Programs are ultimately sold to the general public and does not permit returns. The Company also has consignment arrangements with certain catalog companies to deliver tapes to their facilities pending their receipt of orders by customers. The Company only books sales after the catalog company delivers the actual funds from such sales.

     The Company's marketing strategy of distributing directly to retail chain outlets has allowed the Company to market its products at all consumer levels. In particular, the Company seeks to attract retail customers in department, drug, discount, electronic, music, toy and book stores as well as supermarkets and convenience stores. The Company has implemented a new sales method which seeks to improve the name recognition of the Company as a video company specializing in educational, children and film classic video titles. In addition, through its sales program, the Company sought to place increased focus on the promotion of sales to major mass merchandising which would increase the delivery of high volume orders. The Company seeks to have sales personnel at various locations to improve sales which were previously hampered by geographical differences.

     The Company believes the future will hold technological changes, alternative entertainment sources and distribution channels along with shifting customer preferences. The Company's plan to enter into different types of product distribution or different distribution is already underway by having acquired CD-Rom titles and having introduced these titles in the January 1996 CES Show. The Company also intends to be on line with the Internet and secure a World Wide Web site for its products in 1996. In addition, the Company plans to put together a Mail Order operation in 1996 to increase sales of new and existing products. These plans are to help the Company to handle the competitiveness in the entertainment marketplace.

Program Inventory

     The Company's Program Inventory consists of a total of 754 titles appealing to all age groups. The Programs include cartoons, horror films, science fiction, dramas, adventure stories, mysteries, musicals, comedies, fairy tale adaptations, educational programs, sports highlights, instructional and exercise programs. Public Domain Programs account for 60% and Licensed Programs account for 40% of the Company's Program Inventory.

     Motion Pictures in the Public Domain. The Company offers a total of 171 feature motion picture titles including many film classics, such as Life with Father and The Little Princess, which generally appeal to an adult audience. The Company also markets its own special collection of favorite performers "Festivals," including The Three Stooges, Shirley Temple, Bob Hope, Jack Benny and Milton Berle. The Company has recently added The Our Gang Comedy Festival and Sherlock Holmes Double Feature, as well as a science fiction category.

     Children's Programs - Licensed and/or in the Public Domain. All of the Company's cartoon programs are in the Public Domain including 21 cartoon Programs redubbed in Spanish. The Company also recently licensed an animated version of Beauty and the Beast. These Programs are generally 30 minutes in length and consist of a series of cartoons selected by the Company. The Company also markets 15 holiday children's features, including A Christmas Carol. The Company has recently released eighteen Fabulous Fables which it has licenses for such as Snow White, Cinderella, Robin Hood and Thumbelina.

     In August 1995, the Company signed an agreement with Time Warner Entertainment Company, L.P. ("Time Warner") to cease any further production or sales of certain video cassettes and to return the cassettes and materials to Time Warner for storage up to three (3) years.

     Educational Programs - Licensed. The Company has licenses to market a total of 118 educational videos which instruct preschoolers and school age children on topics such as learning numbers, telling time, simple mathematics, color identification and other practical skills. These include 12 Aesop's Fables. In addition, the Company has just introduced a new series of Adventures in Learning featuring such animated classics as Johnny Appleseed, Paul Revere's Ride and King Midas.

     Sports Programs - Licensed. The Company has licenses to market five sports videos Thrilling Moments in Basketball.

     Computer Software Learning Tutorial Programs - Licensed. The Company has licensed to market a total of 28 titles of computer tutorial videos including titles like Quicken for Windows, etc.

     The costs associated with "film masters and artworks" include the purchase cost of masters, initial fee for right to duplicate, shooting costs and developing costs. During the year ended March 31, 1996, the Company has acquired in excess of 129 new titles for a cost of $245,078.

     As of March 31, 1996, the Company valued its Film Masters and Artwork at $547,955. The Company's Film Masters and Artwork value decreased since March 31, 1996 by approximately $64,000. The Company believes that its Film Masters and Artwork is its most significant asset since the Company derives all of its revenues from their utilization.

Licensed Programs

     The licensed programs that the Company have acquired do contain limitations from the licensors regarding the customer base where the Company can distribute its products.

     Under its licensing agreement with Aims Media, Inc. ("Aims Media"), the Company may sell educational Programs produced by Aims Media to the home market but is limited in its distribution so as not to sell to schools, public libraries or government agencies. This license agreement expired on October 1, 1995 and is exclusive in the United States and "non-exclusive" in Canada. The Company obtained an extension of its Licensing Agreement to October 1, 1997 and has acquired thirteen new titles for distribution such as The Life of Lou Gehrig, The Life of Louis Armstrong, The Life of Knute Rockne, plus two all star sports videos featuring Babe Ruth, Jackie Robinson and Joe Louis. The Company has also just released four Music Video Programs starring such internationally known artists as Victor Borge, Nat King Cole, Count Basie and Spike Jones.


     Pursuant to the terms of the licensing agreement, the Company pays Aims Media a fee based on both the length of the Programs and the cost of producing the master delivered to the Company. This fee is paid fifty (50%) percent upon selection of the Program and the balance upon receipt of the master. The Company credits this fee and production costs against a royalty fee payable to Aims Media equal to ten (10%) percent of gross revenues generated from the sale of the Licensed Programs.

     The Company has entered into a perpetual license agreement with Imageway, Inc. ("Imageway") dated February 10, 1990 to market twelve (12) Aesop's Fables films on an exclusive basis throughout the United States. The Agreement provides for payment of $44,100 to be paid in installments upon performance of obligations of Imageway.

     The Company is also committed to meet the increasing demand for Spanish language video programs. In furtherance of that goal, the Company has obtained an exclusive right to produce and distribute the Spanish language versions of certain action adventure films, including Wanted Dead or Alive, starring Rutger Hauer, Death Before Dishonor, starring Fred Dryer and Black

Moon Rising, starring Tommy Lee Jones. A second licensing agreement gives the Company exclusive video and distribution rights to Spanish Language Classic Films featuring international stars such as Cantinflas, Pedro Infante and Maria Felix.

     The Company has also expanded its foothold in the Spanish language music video segment of the industry by entering into a license agreement with Producciones Tulum, Inc. on November 8, 1991 which gives the Company exclusive video and distribution rights to nine music videos featuring international artists Juan Gabriel, Roberto Carlos and XUXA.

     The various licensing agreements provide for an advance payments ranging from $1,500 to $15,000 and subsequent royalty payments based upon either a per video sold fee or a percentage of wholesale price fee. As of March 31, 1996, the Company expended $213,342 on the various licensing agreements.

Operations and Production

     The Company continuously seeks to expand its Program inventory by identifying titles which appeal to children and those which include popular performers, characters or themes. The Company also identifies videos which are classic films, are educational or instructional videos or which have been requested by distributors. The Company enters into a licensing agreement with respect to those Programs that are subject to copyright protection or obtains documentation confirming public domain status from various unaffiliated Program suppliers.

Raw Materials


     The Company imports certain of the raw materials for its products. Accordingly, the Company is vulnerable to the possibility of stoppage, delays or interruptions of supplies due to foreign conditions, such as shipping delays, acts of war, political instability or restrictions on foreign trade over which the Company has no control. The Company's operations have not previously been affected by foreign or political unrest.

Competition

     Both the Company competes with many other companies which are better established, have broader public and industry recognition, have financial resources substantially greater than those of the Company, and have manufacturing and advanced distribution facilities than those which now or in the foreseeable future will become available to the Company. The Company competes with all distributors of video tapes, including the major film studios and independent production companies. The Company competed with many custom duplication companies, including Cassette Duplicating Co., Celebrity Duplicating and VCA Technicolor. In order to more effectively compete in the marketplace the Company has implemented better quality control procedures to ensure its standard quality. A cost reduction plan has also been established to reduce its raw material cost in order to be more competitive in price. In June of 1995, the Company spun off its Custom Duplication Division and sold its manufacturing equipment to Central Video. The Company continues its efforts to acquire and license and better quality titles and thus improve the performance of the Company's products in retail stores. The Company, has acquired a series of computer software learning videos and a series of animal related tapes to further provide products with strength to penetrate additional markets. The Company also acquired CD-ROM titles and introduced these titles in the January 1996 CES Show.

Lines of Credit

     The Company had a receivables and asset-based line of credit of up to $4,300,000 with General Bank. Approximately $1,600,000 was outstanding at March 31, 1995 collateralized by the Company's $600,000 certificate of deposit. However, as of March 31, 1995, the Company had not been granted an extension beyond the due date of February 28, 1995, and the Company was not in compliance with various financial requirements under the line of credit. In May 1995, the Company reacted an agreement with the bank to pledge $1,300,000 of sales invoices to offset the remaining bank liability. As of March 31, 1996, there is no balance owed to General Bank.

     On August 31, 1995, the Company received a revolving line of credit with an investor for up to a maximum of $1,250,000 with a commitment to borrow a minimum of $2,000,000 during a one year period. This loan is made in amounts which is equal to 70% of the pledged invoice's amount and it is secured by a first security interest in certain accounts receivable and personally guaranteed by an officer of the Company. Repayment is to be made upon receipt of any payment of pledged invoices, with interest rates 3% for within 30 days, 6% for within 60 days, and 9% for after 60 days. As of March 31, 1996, the outstanding loan balance was $1,447,050.

     In April 1996, the Company commenced negotiations for a new financing agreement to provide the Company with ongoing working capital. The credit line is for $2,500,000 of which $500,000 will be guaranteed by the Company's President. The Company will assign their accounts receivable and inventory and will pay interest at 3% per annum plus the lenders prime rate. Fees and charges may be charged in addition to interest. In July of 1996, the Company received a final commitment letter.

American Top Real Estate, Inc. ("ATRE")

     ATRE was formed in March 1989 for the purposes of acquiring, owning and holding real property for commercial development. ATRE does not engage in any other business operations. Since its organization, ATRE has acquired two (2) parcels of land as hereinafter described ("Parcel 1" and "Parcel 2," respectively). ATRE is owned fifty percent (50%) by the Company and twenty five percent (25%) by each of Mr. Steven Chen and Mr. Henry Kuo. Mr. Chen and Mr. Kuo are not related or affiliated with the Company. The Company has a balance due from ATRE in the amount of $1,519,838 and $1,110,656 on March 31, 1996 and 1995, respectively

(exclusive of an initial $50,000 investment). In May 1995, ATRE entered into a sales agreement for one acres of land for approximately $470,000. In December 1995, the sale for one parcel of land was closed and the Company received their portion from ATRE of $48,475, which was used to reduce the receivable from ATRE. The closing for the other parcel of land for approximately $550,000 is anticipated to be July of 1996 with proceeds to be reinvested into property improvements. It is anticipated that in 1997 monies will be received by the Company for reimbursement of monies reinvested from the proceeds of sales of property. There are two additional parcels of property to be sold.

     Parcel 1 consists of 20 acres of undeveloped land in Clark County in the State of Washington (83rd Street and I-205) and is owned seventy percent (70%) by ATRE and thirty percent (30%) by unrelated third parties. Parcel 1 was purchased for $1,280,086 in 1989, of which $720,477 has been paid as of March 31, 1995 and a balance of $559,609 remains outstanding. Over the last five years the Company has contributed 50% of the $720,477 or $360,238 for Parcel I and the remaining 50% was contributed by four private investors. The Company has guaranteed up to $325,396 on the outstanding balance and two of the other investors are obligated for the balance. The outstanding balance owed to the unrelated sellers of Parcel 1 is evidenced by promissory notes bearing interest at the approximate average annual rate of 9.5%. The promissory notes are secured by Parcel 1 and have terms expiring in 1995 and 1996.

     Parcel 2 consists of 5 1/2 acres of undeveloped property also in the County of Clark, State of Washington. Parcel 2 is owned twenty five percent (25%) by ATRE, twenty-five percent (25%) by Addie Soo and fifty percent (50%) by One Pacific Corp. Ms. Soo and One Pacific Corp. are unaffiliated with the Company. The property was purchased for a total of approximately $729,000 in 1989 of which $568,551 of the principal has been paid as of March 31, 1995 and $162,030 remains outstanding. ATRE is obligated for $65,415 on the outstanding balance of which the Company has guaranteed payment of $65,415. The outstanding balance owed to the unrelated sellers of Parcel 2 is evidenced by promissory note bearing interest at the approximate average annual rate of 9.5%. The promissory note is secured by Parcel 2 and has terms which expired April 1, 1995. As of July, 1996, one parcel was sold in December 1995 for $470,000 and another parcel for $280,000 to be closed in October 1996.

     The Promissory Note maturity dates and original land owners are as follows:

     (a) Kasma             $121,445.43      scheduled for
                                            7/23/96                    Parcel 1
     (b) Swanson           $110,000.00      Extended                   Parcel 1
     (c) Knable            $204,000.00      Extended                   Parcel 1
     (d) Fisher            $ 53,316.00      01/01/97                   Parcel 1

     Upon the sale or development of the land, the proceeds will be repaid to all the lenders that loaned ATRE money for land acquisition costs and advances based on their ownership percentage. The remaining balance will be distributed among all the shareholders of ATRE based on their ownership percentage.

     The partnership agreement requires that all partners contribute capital or loans according to the shareholders' percentages required by ATRE whenever they are due either for land acquisition, principal, interest, property taxes or other expenses. As of March 31, 1996, Mr. Kuo has contributed a balance of $479,075, Mr. Chen has contributed $459,863 and DEC is owed $1,519,838, including accrued interest. The source of the Company's contributions have been primarily from the financing activities of the Company.

     Presently, the 20 acres of land, located at I-205 & 83rd Street, Vancouver, Washington, have a completed design by an Architecture firm to sub-divide the land into 25 parcels for commercial buildings for development. The sales brochure is completed in both English and Chinese. This will provide the conceptual idea in order to sell to an Investor/developer to purchase the property outright and develop it. The plan is to sell the property in the next 12 months to recover investment and realize a profit for DEC. On the second parcel of 6.5 acres, the Company has asked a Real Estate Brokerage firm to handle the sale. Presently, a major Hotel operator has shown an interest in this property. The Pacific N.W. region's economy is better than Southern California and therefore the Company believes it has an opportunity to sell this land within the next 12 months. On January 19, 1994, ATRE entered into an agreement to sell Parcel 1 for $4,400,000 to a non-affiliate. In August of 1994, this agreement was canceled due to the final user's request for a two year delay. ATRE will now market this land on a sub-division concept and believes this can be completed and approved by the authorities in 1995. The Company believes that the sales of the ATRE parcels will be accomplished in 1996 and 50% of the proceeds will be utilized to repay the Company in 1996 based upon the Company's percentage of investment of 50%. The Company intends to use the funds it receives from the consummation of the sale to improve the Company's cash flow for use in the Company's operations.

Employees

     As of March 31, 1996, the Company employed 26 people, 3 executives; 10 in warehousing and related activities; and 13 in administration, sales and related activities. During the peak season the Company has employed an additional 80 individuals in operations to help with the surge for Christmas sales orders. The Company reduces its force after the peak season to improve the profitability of the operations when sales orders decline. None of the Company's employees are unionized. Management believes that it has good working relations with its employees.

                               RECENT DEVELOPMENTS

     On March 31, 1990, in consideration for the issuance of 60,000 shares of common stock of the California Subsidiary, certain individuals including Messrs. Lu, Cheng and Winters issued unsecured promissory notes to the California Subsidiary for $1,380,000. The promissory notes carried interest at the annual rate of 9% and are due March 31, 1995. Pursuant to such transaction, the following individuals issued promissory notes to the California Subsidiary:
James Lu, who is Chairman, Chief Executive Officer and Secretary of the Company
- - $529,000; Thomas Cheng who is President and Director of the Company - $368,000; Edward Winters who is a Vice President and Director of the Company; Sam Chang and Murray Scott - $161,000 each. On March 31, 1994, the Company canceled the promissory notes with an aggregate principal balance of $865,836 and recorded compensation expense for the same amount. On December 20, 1994, the Board of Directors revoked its June 23, 1994 election to forgive the receivable and reduced the price on the unpaid shares of stock to $.125 per share. In March, 1995, the Company forgave the accrued interest receivable of $274,115 on the stock subscription receivable.

     On July 15, 1991 as a part of a business combination with Trans-Atlantic Video, Inc., the Company issued 1,000,000 shares of voting preferred stock which were convertible into 1,950,000 shares of voting common stock.

     The Company has advanced approximately $1,200,000 to ATRE in order to enable American Top Real Estate to meet the obligations and thereby protecting the Company's 50% owned investment. The Company paid $50,000 for a 50% interest in ATRE. This investment is accounted for on the equity method. The investee has not incurred any significant earnings or losses to date, therefore, this investment does not reflect any adjustments for earning and losses. On January

19, 1994, ATRE entered into an amended agreement to sell a parcel of land for $4,400,000. ATRE has a 70% interest in his land. In August of 1994, the escrow agreement for $4,400,000 was canceled on this contract due to the final user's request for a two year delay. ATRE declined to accommodate this request.

     In May 1995, ATRE entered into a sales agreement for two acres of land for approximately $940,000. In December of 1995, the sale for one parcel of land was closed and the Company received their portion of the proceeds from ATRE of $48,475, which was used to reduce the accounts receivables from ATRE. The closing for the other parcel of land is anticipated to be July of 1996 with proceeds to be reinvested into property improvements. It is anticipated that in 1997 monies will be received by the Company for reimbursement of monies reinvested from the proceeds of sales of proceeds of sales of property. There are two additional parcels of property to be sold.

     The Company has loaned money to its officers in the form of note receivable totaling $13,561 at an annual interest rate of 10% for the year ended March 31, 1996. Interest income if $7,952.

     On July 15, 1992, the Company signed a promissory note for $510,000 with a former

Underwriter. The interest rate for the note was ten (10%) percent per annum. The former Underwriter received a total of 25,500 shares of common stock purchase warrant exercisable at $15 per share, for a term of three (3) years in consideration for the entire amount. On August 28, 1992, the former Underwriter voluntarily surrendered to the Company these warrants and the warrants were canceled. The total indebtedness of $676,031 was due April 1, 1995 and on June 15, 1995, this obligation was purchased by an unaffiliated company. On June 2, 1995, an agreement was reached to issue 2,538,446 shares of the Company's common stock for this obligation. The conversion is effectuated at .26 per share of common stock. The market value at the time of conversion was .10 per share of common stock.

     On August 12, 1992, the Company obtained two lines of credit from a private investor. Interest is 12% per annum. As additional consideration for the line of credit, the Company issued a total of 25,000 warrants tp purchase 25,000 shares of common stock at $30 per share on or before August 12, 1997. The lines of credit are collateralized by (i) a first security interest (subordinate to the bank) in certain accounts receivable, inventory, and equipment and (ii) a security interest in the Company's shares of ATRE. These loans are personally guaranteed by two (2) of the officers of the Company. On October 27, 1993, the Company was granted an extension on the total indebtedness of $752,042 to the private investor until April 15, 1995 or from the net proceeds of a public offering, whichever is earlier. On March 31, 1995, the Company owed a total of $812,455 of which $752,042 was principal and $60,413 was accrued interest payable. The Company was in default on the due date, however these obligations were assigned to the Company's Chief Executive Officer in May 1995. In July 1995, this obligation of $752,042 was converted to shares of common stock and the $60,413 of accrued interest was expended.

     On August 31, 1995, the Company renewed a revolving line of credit with an investor. The revolving line of credit is for up to a maximum of $1,250,000 with a commitment to borrow a minimum of $2,000,000 during a one year period. This loan is made in amounts which is equal to 70% of the pledged invoice's amount and it is secured by a first security interest in certain accounts receivable and personally guaranteed by an officer of the Company. Repayment is to be made upon receipt of nay payment of pledged invoices, with interest rates of 3% for within 30 days, 6% for within 60 days, and 9% after 60 days. As of March 31, 1996, the outstanding loan balance was $1,447,050.

     November 10, 1993, the Company obtained an additional revolving line of credit up to a maximum of $400,000 from another private investor. This loan is made in amounts equal to 92.75% of the pledged invoices amount and is secured by
(i) a first interest in certain accounts receivable from five specific customers, (ii) personal guarantee by two of the officers of the Company. As of March 31, 1994, the Company owed $414,475 including accrued loan fee of 7.25% from pledged invoice amounts. Interest rate shall be 18% per annum for repayment not made within 90 days. As of March 31, 1996 and 1995, the Company owned $-0-and $115,000, respectively.

     At March 31, 1995, the Company had not been granted an extension beyond its extended due date with General Bank of February 28, 1995 and not in compliance with various financial requirements under the bank line of credit. On July 14, 1995, the Company paid off the bank line of credit in its entirety. The certificates of deposit, the accounts receivables and inventory at March 31, 1995 were pledged as collateral against the bank loans of $1,598,973 for the year ended March 31, 1995. The notes were secured by personal assets of two of the Company's officers who also gave personal guarantees.

     In March 1993, a loan was renegotiated for the sum of $292,058 with principal payments of $5,000 per month with interest of 10% per annum until November 14, 1999. The balance due at March 31, 1996 was $181,538.

     On November 18, 1995, the Company entered into a loan agreement for $200,000 with an individual and a Company with interest at a rate of 50%. Principal and interest were due on February 18, 1996. At March 31, 1996, the outstanding balance on this loan was $150,000. The Company was in default on the loan agreement. As of July 10, 1996, this loan was paid off.

     Louis Chase, the former Senior Vice President and a Director of the Company is an owner of National Media, Inc. ("National Media"). On January 8, 1990, the Company entered into a ten year agreement with national Media, whereby the Company agreed to manage all phases of National Media's production equipment. The Company had been paying National Media $88,032.26 annually for the use of all production equipment. In addition, on January 6, 1992, the Company signed an agreement with Sony Corp. Of America to guarantee an equipment lease that Sony extended to National Media, Inc. In the event National Media, Inc, fails to pay Sony, the Company will be responsible for the payments. The monthly lease payment was $8,285 and expired on December 31, 1993. For the year ended March 31, 1994, the Company has paid $99,420 to Sony on behalf of NMI. The Company treated this payment as equipment rental expense. Commencing April 1, 1994, the Company pays NMI $161,999.76 annually for the use of all their equipment. National Media has also agreed to replace any equipment which becomes obsolete, based on industry standards. The Company also had an option to purchase the production equipment during the length of the agreement at an agreed upon fair market value. On December 21, 1995, Louis Chase resigned and terminated his employment agreement with the Company as part of a settlement agreement. Effective January 1, 1996 and ending December 31, 1996, the Company entered into a monthly $10,000 consulting agreement with this individual. The individual agreed to surrender 30,769 shares of preferred stock and 10,000 shares of common stock upon execution of the settlement agreement in consideration for 5% of net profits of the Company for the fiscal years ended March 31, 1997 and 1998.

     On April 13, 1995, the Company's Board of Directors approved the spin-off of the Custom Duplication business to Central Video, a Mexican company. Pursuant to this transaction, Thomas Cheng, the Company's former President and the General Manager of Central Video, USA operations surrendered his employment contract and returned 146,654 shares of the Company's Preferred Stock back to the Company as treasury stock. The consideration for the sale was $750,000 of future duplication services. The Company has agreed Central Video a minimum of $2,500,000 a year of production orders for a three year period and also agreed to pay Thomas Cheng a 3% commission on orders placed with Central Video.

     In 1991, the Company had entered into employment agreements with four officers of the Company for annual compensation totaling $442,500 plus bonuses and expenses. These agreements terminate in the year 2001 and are adjusted annually in accordance with the Consumer Price Index. As of March 31, 1996, there are two employment agreements in effect of annual compensation totaling $240,000. The Board of Directors agreed in April 23, 1996 to reserve 1,000,000 shares of common stock for distribution to two officers of the Company. The common stock can be purchased in installment payments with a five year promissory note with interest at 6% per annum.

     In connection with a settlement agreement and cancellation of an employment agreement reached in July of 1994, the Company has agreed to cancel a loan receivable for $56,226 from Edward Winter, a former employee and director of the Company. In consideration for its agent, Mr. Winter has agreed to return 26,269 shares of convertible preferred stock to the Company. The Company agreed to pay to Mr. Winter one month severance pay and one months vacation pay for $22,500. The Company paid a total of $75,000 as a settlement on a ten year employment agreement in various payments through September 1994.

     On April 13, 1995, the Board of Directors approved the spin-off of its customer duplication business. Pursuant to this transaction, the Company's former President surrendered his employment contract and returned 146,654 shares of the Company's preferred stock back to the Company as treasury stock. Equipment with a carrying value of approximately $170,000 was transferred from the Company and the Company's former President assumed all remaining obligations on these assets of approximately $75,000. The Company agreed to a non-compete agreement with this new custom duplication venture by the Company's former President.

     On May 8, 1995, the Company closed the sales agreement with a Mexican company, Central Video, for $750,000 by allowing credit to the Company for future duplication services. The President of Central Video is a former President of the Company. The Company is receiving $750,000 of future duplication services and is giving up equipment with a value of approximately $630,000. In addition, Central Video entered into a sublease for the remaining thirteen month lease. The Company has guaranteed the Company's former President a minimum of $2,500,000 a year production order for the next three years. Central Video has agreed to provide a maximum of $3,000,000 90 day credit line to the Company. The Company has agreed to pay the Company's former President a 3% commission on orders the Company places with Central Video.

     In May of 1995, three debt obligations totaling $1,131,434 were assigned to the Company's Chief Executive Officer. The officer issued promissory notes to the three entities. On July 19, 1995, the Chief Executive Officer of the Company converted the three debt obligations totaling $1,131,434 into 8,212,785 shares of the Company's common stock. The conversion was effectuated at a 38% premium rate of .138 per share of common stock. The market value at the time of conversion was .10 per share of common stock.

     On June 20, 1995, the Company accepted an offer by an unaffiliated Company to convert an outstanding obligation for 2,538,446 shares of the Company's common stock. The conversion is effectuated at $.26 per share of common stock. The market value at the time of conversion was $.10 per share of common stock.

     On April 23, 1996, the Board of Directors agreed to cancel the existing $86,636 stock subscription receivable.

     The Board of Directors agreed on April 23, 1996 to propose at its next annual meeting to increase its authorized shares to 100,000,000 shares of common stock and to increase its authorized shares to 5,000,000 shares of preferred stock.

     The Board of Directors agreed on April 23, 1996 to reserve 1,000,000 shares of common stock for distribution to two officers of the Company. The common stock can be purchased in installment payments with a five year promissory note with interest at 6% per annum.

     On April 23, 1996, the Company engaged Arden Ltd. To arrange either debt or equity financing for the Company and agreed to grant a total of 1,000,000 options exercisable within three years of grant at $.10 per share.

     The Company engaged Wharton Capital for three months commencing April 1, 1996 to arrange a line of credit of $2,000,000 or more for a 2% commission at closing.

     In May and June of 1996, the Company engaged three consultants for total fees of $11,000 monthly for a period of six months. In addition to the monthly compensation, the Company will repay the consultant for business expenses and the consultants received 400,000 options with an exercise price of $.25 per share. All parties agreed that the total expenses will not exceed $5,000 per month. Another financial consultant received options for 25,000 shares per month for 24 months exercisable at $.25 per share for three years.

     The Company accepted a $1,250,000 convertible debenture in May, 1996, with 10% interest and a 7% commission. If the shares are converted they will be purchased by an off shore Company under Regulation S and the company will gant options based upon a formula for one year and will have a four month lock up period. As of July 16, 1996, the Company has received approximately $1,200,000 on these debentures.

         The Company entered into an agreement with a financial consulting firm for a total of 1,000,000 options at $.25 per share exercisable for three years for financial services.

     The Company believes each of the foregoing transactions are on terms no less favorable than could be obtained from unaffiliated third parties.

                                  RISK FACTORS

     An investment in the securities of the Company is speculative and involves a high degree of risk and substantial dilution and should only be considered by persons who can afford the loss of their entire investment. Investors should carefully consider all of the information contained in this Prospectus, including the following factors:

     1. Fluctuation In Net Revenues and Operating Losses. Net revenues for the fiscal year ended March 31, 1996 were $9,117,113 compared to net revenues of $13,105,750 for the fiscal year ended March 31, 1995, representing a decrease of $3,988,637 or a decrease of 30%. For the year ended March 31, 1996 and March 31, 1995 the operating losses were $571,303 and $1,652,546 respectively. This reflects a decrease of $1,081,243 or 65% decrease over 1995. The decrease in the operating losses was primarily the result of a reduction in overhead and elimination of manufacturing operations. There can be no assurance that the factors responsible for the decrease in operating losses during the year ended March 31, 1996, or other factors, will continue for the balance of the fiscal year ending March 31, 1997 or thereafter. Management believes that the net decrease in operating expenses during fiscal 1996 as compared to fiscal 1995 was the result of the changes in management, improvement of production equipment and quality which provide better strength to compete in the market-place and an agreement with a company which has proprietary anti-pirating technology. See "BUSINESS."

     2. Ease of Entry into Competitive Business; Lack of Copyright Protection, Potential Copyright Claims. Approximately 53% of the Company's program inventory are Public Domain Programs and therefore, are not the exclusive property of the Company. Any competitor of the Company may easily enter the Company's business by reproducing and distributing Public Domain Programs, including those marketed by the Company. In addition, the Company is presently and in the future may be subject to legal action by third-parties claiming that the Company's duplication and marketing of a Program is violating the claimant's rights in the Program.

     3. Dependence on Key Employee. The Company is significantly dependent upon the continued availability of James K.T. Lu, its Chairman, Chief Executive Officer and Secretary. The loss or unavailability of Mr. Lu to the Company for an extended period of time would have a material adverse effect on the Company's business operations and prospects. In the event of the loss of his services, there can be no assurances that the Company would be able to locate or employ qualified replacement personnel on acceptable terms. Mr. Lu has executed an employment agreement for a term of ten (10) years, expiring December 31, 2000, which provides that he will receive $150,000 a year subject to increases and certain other incentives.

     4. Amounts Relating to Litigation. The Company has been named as defendant in various pending legal actions.

     Curtis Saj, individually and as Parent and Natural Guardian of Melissa Saj, An Infant v. Trans-Atlantic Video, Inc., Revco D.S., Inc., and Odd Lot Trading, Inc. (Supreme Court of New York, County of Montgomery, Index No. 91-43). This action was commenced on December 12, 1990. This case is a products liability case wherein the plaintiffs allege that they purchased a children's videotape which contained pornographic material. The parties have agreed to a settlement of this matter for $21,000, which is subject to court approval.

     PPX Enterprises, Inc. v. Trans-Atlantic Corp. and Diamond Entertainment Corp., (United States District Court, Southern District of New York, Civil Action No. 92 Civ. 1749). In this action commenced on March 11, 1992 the plaintiff alleges that it is the owner of various copyrights for dramatic and musical compositions of a number of children's stories including Rapunzel, Sleeping Beauty and Alice in Wonderland and that the defendants infringed upon plaintiff's copyrights. The complaint demands monetary damages flowing from the alleged copyright infringement, an award of statutory damages, a preliminary and permanent injunction enjoining the defendants from any further distribution of the alleged infringing materials and legal fees. The Company has answered the complaint and denied many of the allegations and asserted a number of affirmative defenses to the action. The litigation was settled for $99,000.00.

     Marshalls, Inc. v. Transatlantic Video, Inc. (Massachusetts Superior Court, Civ. Action No. 94-7329) This action was commenced on December 19, 1994 by Marshalls, Inc. ("Plaintiff") against the Company. Plaintiff alleges breach of contract by the Company Marshalls, Inc. ("Plaintiff") returned video tapes to Transatlantic Video, Inc. for which Marshalls did not receive a refund. The Company and Marshalls have been engaged in discussions to settle this matter, however, Marshalls has not provided the Company with any documentation that supports its claim for a refund. It is the Company's belief that the Plaintiff was given credit or replacement merchandise for any returned merchandise. Plaintiff is seeking $42,350.30, treble damages, attorney's fees and costs. No discovery has been taken in this case by either party. Subsequently the case was settled and dismissed.

     Michael Agee Productions and Michael Lee Agee v. A.T.I. Mark V, Inc. and its successor in interest, Diamond Entertainment Corporation. (California Superior Court, Index No. 735099) In this action, commenced on August 31, 1994, the Plaintiff alleges breach of contract and fraud. The complaint seeks compensatory damages according to proof plus interest, the value of converted property plus interest, attorneys fees, costs and such other relief as the court deems appropriate. The Company has filed and answer denying Plaintiff's allegations and a cross- compliant alleging breach of contract, fraud, deceit and negligent representation. The Company believed that the Plaintiff had received all monies to which they are entitled and that the lawsuit is without merit. On May 3, 1995, Plaintiff Michael Lee Agee filed a voluntary petition for bankruptcy and the court was notified that Plaintiff's counsel that the civil action was stayed.

Mr. Agee represented himself in the bankruptcy. On May 26, 1995, the bankruptcy court dismissed the bankruptcy petition because Plaintiff has failed to file certain required schedules. On June 16, 1995, the notice of stay in the civil action was considered moot by the Court and the Court set a trial date. The Company has attempted to take some discovery, however, Plaintiff has not cooperated. A trial date was originally scheduled for November 20, 1995, and prior thereto the parties reached a verbal agreement to settle the case. The settlement provided for no payment by the Company and the dismissal of the complaint and cross-complaint. On September 19, 1995, plaintiff filed a notice of settlement with the court which caused the postponement of the trial date. The plaintiff has refused to sign a settlement agreement to date and the trial date has been rescheduled to April 15, 1996. This case was settled under the condition that the Company return all the original masters to Michael Agee Productions.

     Desktop Images, Inc. v. Diamond Entertainment Corporation, et al. (United States District Court, District of Colorado). On August 29, 1995, Desktop Images, Inc. filed a civil action against eight defendants including the Company alleging infringement of Plaintiff's federally registered copyright, unfair and false advertising under federal law, and fraudulent misrepresentation under

Colorado common law. The complaint involves one video tutorial product that was licensed to the Company. The license agreement contains an indemnification of the Company in the event that the licensor did not own the rights to the product. On or about October 5, 1995, one of the defendants filed a motion to dismiss the complaint or in the alternative to stay the proceedings and to compel arbitration. The Company joined the pending motion. On June 18, 1996, the Court denied the pending motion to dismiss and denied the alternative motion to stay the proceedings and compel arbitration. On June 20, 1996, the Company filed its answer denying that the Company intentionally infringed or intentionally unfairly competed. On June 28, 1996, the Company filed an appeal of the District Court's order and a motion to stay the proceedings in the District Court until the appeal can be heard by the Appellate Court. The Company is not distributing the product which is the subject of the lawsuit. Plaintiff is seeking to enjoin the Company from infringing Plaintiff's copyright, using Plaintiff's tradename, and claiming rights in the subject product; damages including the Company's profits or statutory damages; an increase of damages due to alleged willful infringement; damages for unfair competition and fraudulent misrepresentation including exemplary and punitive damages; attorney fees; costs; interest; treble damages and punitive damages. No discovery has been taken in this case by either party.

     Superior Fast Freight, Inc. v. Diamond Entertainment Corporation (United States Bankruptcy Court, Central District of California). On or about March 21, 1996, a default judgment was entered against the Company, awarding damages in the amount of $65,286.63. The suit was filed on behalf of Superior Fast Freight, Inc., a carrier that is no longer in existence, against the Company. The Company was not properly served, and has filed a motion to set aside default which was granted by the court. The Company does not believe that Plaintiff is entitled to any monies. The case arises out of a carrier bankruptcy and involves claims that the carrier undercharged a number of companies, including the Company, for freight services. The Company has been advised by special counsel that the judge has written an opinion that would wipe out all the undercharge actions filed by the Plaintiff in this bankruptcy case, and the judge has entered a blanket stay on the further prosecution on all those cases.

The Company does not believe that an adverse decision in any one lawsuit would have a material adverse impact on the Company however, the aggregate affect of an adverse decision in a majority of the lawsuits outstanding could have a material adverse impact on the Company.

     5. Significant Customers. For the year ended March 31, 1996 the Company had net sales to one customer in its last fiscal quarter that amounted to approximately $3,121,000 or 34% of net annual sales. For the year ended March 31, 1995, the Company had net sales to one customer that amounted to $2,650,000, or 20% of net sales.

     6. Competition. The Company competes with many companies which are better established, have broader public and industry recognition, have financial resources substantially greater than the Company, and have more extensive facilities and distribution than those which now are, or in the foreseeable future will become, available to the Company. There can be no assurances the Company will be able to compete with such companies.

     7. Retention of Control by Principal Stockholders. As a consequence of the Acquisition of the Company's California Subsidiary, the Company issued 1,000,000 shares of Preferred Stock to the exchanging shareholders of the California Subsidiary, who included Mr. Lu, Mr. Cheng, Mr. Schillen and Mr. Winters (the "Exchanging Shareholders"). Each share of Preferred Stock entitles its holder to one and ninety five one hundreds (1.95) votes and entitles the holders to convert each such share into one and ninety five one hundreds (1.95) shares of Common Stock. Shares of Common Stock and Preferred Stock vote together on all matters. Subsequently, Messrs. Cheng and Winters returned their Preferred Stock to the Company upon the surrender of their respective employment contracts.

     In the event that the Exchanging Shareholders are deemed to be acting as a group, the Exchanging Shareholders will control 54% after the Offering. Accordingly, the Exchanging Shareholders, if they act in concert, may be able without the concurrence of any other stockholder, to elect all the directors of the Company, and thereby control its management and business policies. The Exchanging Shareholders expressly disclaim that they are acting in concert or as a group. Mr. Lu is the beneficial owner of 209,287 shares of Preferred Stock, which when combined with his Common Stock holdings, represents 33% of the voting stock of the Company. Mr. Schillen is the beneficial owner of 36,282 shares of Preferred Stock, which when combined with his Common Stock holdings, represents 21% of the voting stock. Therefore, as a consequence of such ownership and their respective positions as Chairman and Chief Executive Officer and Executive Vice President, they are deemed to control the management and business policies of the Company.

     8. Dividends. The Company has not paid any dividends, nor does it anticipate paying any dividends in the foreseeable future. The Company intends to use any earnings which it may generate to finance the growth of its business. In addition, in accordance with the terms of its existing Line of Credit, the Company has agreed, among other things, not to pay dividends without the Lender's approval. There can be no assurance that the Company will ever be in the position to pay dividends.

     9. Future of Public Market. The Common Stock commenced public trading on November 8, 1989 in the over-the-counter market and is quoted on the NASDAQ inter-dealer automated quotation system. There can be no assurance that a public market can be sustained.

     10. "Penny Stock" Regulations May Impose Certain Restrictions on Marketability of Securities. The Securities and Exchange Commission ("Commission") has adopted regulations which generally define"penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The Company's securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this Offering to sell the Company's securities in the secondary market.

     12. Vulnerability to Foreign Conditions. The Company imports certain of the raw materials for its products. Accordingly, the Company is vulnerable to the possibility of stoppage, delays or interruptions of supplies due to foreign conditions, such as shipping delays, acts of war, political instability or restrictions on foreign trade over which the Company has no control.

                                  THE OFFERING

     This Prospectus relates to the resale or offer for sale from time to time of up to 1,000,000 shares (the "Shares") of common stock, no par value (the "Common Stock"), of Diamond Entertainment Corporation, a New Jersey corporation (the "Company"). All of the shares are being offered by the Selling Stockholder. Such Shares were acquired by the Selling Stockholder pursuant to a Consulting Agreement between the Company and the Selling Stockholder. The following table sets forth certain information as of the date of this Prospectus with respect to the Selling Stockholder:

                                                              Shares           % of
                                                  Shares      beneficially     outstanding
                    Shares           % of         Covered     owned after      shares after
Name of Selling     Beneficially     Outstanding  by this     completion of    completion of
Stockholder         Owned            Shares       Prospectus  Offering         Offering
- -----------         -----            ------       ----------  --------         --------
Anthony Cappazi     1,000,000(1)     7.2%         1,000,000   -0-              -0-

- ---------------------


(1) Includes 1,000,000 shares of Common Stock issued in accordance with the May 21, 1996, Consulting Agreement between the Company and Anthony Cappazi.

     The securities offered hereby may be sold from time to time directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Stockholder may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholder in connection with such sales of securities. The securities offered by the Selling Stockholder may be sold by one or more of the following methods, without limitations: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. The Selling Stockholder and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

     At the time a particular offer of securities is made by or on behalf of the Selling Stockholder, to the extent required, a Prospectus will be distributed which will set forth the number of shares being offered and the terms of the Offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for sales purchased from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

     Under applicable rule and regulations promulgated under the Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class or a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Company will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5, 10b-6 and 10b-7, in connection with transactions in the Share during the effectiveness of the Registration Statement of which the Prospectus is a part. All of the foregoing may affect the marketability of the Shares.

     The Company will pay all of the fees and expenses incident to the registration of the Shares (other than any fees or expenses of any counsel retained by the Selling Stockholder and any out-of-pocket expenses incurred by the Selling Stockholder or any person retained by the Selling Stockholder in connection with the registration of the Shares) and fees and expenses of compliance with state securities or blue sky laws and commissions. The expenses payable by the Company are estimated to be approximately $10,000.

                            DESCRIPTION OF SECURITIES

Common Stock

     The Company is authorized to issue up to 15,000,000 shares of Common Stock, of which 12,894,941 shares were issued and outstanding as of March 31, 1996. The Company held its annual meeting of shareholders on February 16, 1994 at which an amendment to the Company's certificate of incorporation to increase the authorized shares of common stock to 15,000,000 was approved. On April 23, 1996, the Board of Directors agreed to propose at its next annual meeting to increase its authorized shares to 100,000,000 shares of Common Stock. All of the issued and outstanding shares of Common Stock are fully paid, validly issued and non-assessable.

     Subject to the rights of holders of Preferred Stock, if any, holders of shares of Common Stock of the Company are entitled to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of Common Stock. See "Dividend Policy." Upon liquidation, dissolution or winding up of the Company, after payment of creditors and the holders of any senior securities of the Company, including Preferred Stock, if any, the assets of the Company will be divided pro rata on a per share basis among the holders of the shares of Common Stock. The Common Stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the Common Stock and the Common Stock is not subject to call. The holders of Common Stock do not have any preemptive or other subscription rights.

     Holders of shares of Common Stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

Preferred Stock

     The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, no par value, of which 483,251 shares are issued and outstanding as of the date of this Prospectus (of which 172,923 are held in Treasury), as a result of the Acquisition. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions, if any) and liquidation preferences, of any series of Preferred Stock and to fix the number of shares of any such series without any further vote or action by stockholders. The Board of Directors filed a Certificate of Designation with the New Jersey Department of State, designating that the

1,000,000 authorized shares of Preferred Stock entitle the holder to one and ninety five one hundreds (1.95) votes and that each such share may be immediately converted to one and ninety five one hundreds (1.95) shares of Common Stock. The Preferred Stock and Common Stock vote together on all matters. On April 23, 1996, the Board of Directors agreed to propose at its next annual meeting to increase its authorized shares to 5,000,000 shares of Preferred Stock.

     The Preferred Stock has no (i) dividend rights, (ii) sinking fund provisions, (iii) rights of redemption, (iv) classification provisions for voting, (vi) preemptive rights,
(vi) liability to further calls or to assessments by the Company, or (vii) any provision discriminating against any existing or prospective holder. Holders of shares of Preferred Stock are not entitled to any dividend preference. In the event of liquidation, holders of shares of Preferred Stock shall be entitled to a preference of $.01 per share, and any other remaining proceeds of liquidation shall be distributed share and share alike to holders of all capital stock.

     The issued and outstanding Preferred Stock are restricted securities which have not been registered under the Act, and consequently bear a restrictive legend and therefore may not be offered, sold, transferred, pledged or hypothecated in the absence of such registration, or the availability of an exemption from registration under applicable federal or state securities laws.

Anti-Takeover Provisions

     The provisions in the Certificate of Incorporation relating to a staggered Board of Directors and issuance of the Company's Preferred Stock may have the effect not only of discouraging tender offers or other stock acquisitions but also of impeding management changes sought by existing shareholders. A classified board, while promoting stability in board membership and management, also moderates the pace of any change in control of the Board of Directors by extending the time required to elect a majority, effectively requiring action at a minimum of two consecutive annual meetings. All directors may be removed from office, with cause, upon the vote of holders of a majority of shares entitled to vote in the election of directors.

     These provisions enhance the possibility that a potential bidder for control of the Company will be required to act through arm's-length negotiation with respect to a major transaction, such as a merger, consolidation or purchase of substantially all of the assets of the Company. Such provisions may also have the effect of discouraging tender offers or other stock acquisitions, giving management of the Company power to reject certain transactions which might be desired by the owners of a majority of the Company's voting securities. These provisions could also be deemed to benefit incumbent management to the extent they deter such offers by persons who would wish to make changes in management or exercise control over management. The Board of Directors of the Company does not presently know of a third party that plans to make an offer to acquire the Company through a tender offer, merger or purchase of all or substantially all of the assets of the Company.


Registrar, Transfer Agent and Warrant Agent

     The Registrar, Transfer Agent and Warrant Agent for the Common Stock and Warrants of the Company is Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10004.

                                  LEGAL MATTERS

     Certain legal matters in connection with the shares of Common Stock offered hereby are being passed upon the Company by Bernstein & Wasserman, LLP, 950 Third Avenue, New York, NY 10022.

                                    EXPERTS

     The financial statements incorporated by reference in the Prospectus and Registration Statement have been incorporated in reliance upon the report of Moore Stephens, P.C. (formerly known as Mortenson & Associates, P.C.), independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.

                                                            1,000,000 shares
                                                                    of
                                                            Common Stock


                                                   DIAMOND ENTERTAINMENT
                                                         CORPORATION

TABLE  OF  CONTENTS


                              Page                 ___________________________
                              ----
                                                           PROSPECTUS
Available Information ........                     ___________________________
Documents Incorporated........
By Reference..................
The Company...................
Recent Developments...........
Risk Factors..................
The Offering..................
Description of Securities.....
Legal Matters.................                            July 18, 1996

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference

     The following documents or portions thereof, as filed with the Securities and Exchange Commission by Diamond Entertainment Corporation, a New Jersey Corporation (the "Corporation"), are incorporated herein by reference:

     (1) Annual Report on Form 10-KSB for the year ended March 31, 1996.

     (2) Quarterly Report on Form 10-Q/A for the quarter ended December 31,
1995.

     (3) Quarterly Report on Form 10-Q/A for the quarter ended September 30,
1995.

     (4) Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

     (5) The description of the Common Stock, no par value per share ("Common Stock"), of the Corporation contained in the Corporation registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment which indicate that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     Item 4. Description of Securities.

             Not Applicable.

     Item 5. Interests of Named Experts and Counsel

             Not Applicable.


     Item 6. Indemnification of Directors and Officers.

     Section 14A:3-5 of the New Jersey Business Corporation Act (the "Statute") empowers a corporation as follows:

     "Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expense and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth elsewhere in this Statute.

Certificate of Incorporation

     The Company's Certificate of Incorporation provides that the Company shall indemnify those persons entitled to be indemnified, to the fullest extent permitted by Section 14 A:3-5 of the Statute.

Commission Policy

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


     Item 7. Exemption from Registration Claimed

             None applicable

     Item 8. Exhibits

     The following is a complete list of exhibits filed as a part of this registration statement:

 Exhibit No.  Document
 -----------  ---------

     4.1 Certificate of Incorporation of the Corporation, as amended (Incorporated by reference to Corporation's Registration Statement on Form S-18 Registration No.33-33997)

     4.2 By-Laws of the Corporation, as amended (Incorporated by reference to the Corporation's Registration Statement on Form S-18 Registration No.33-33997).


     4.3 Consulting Agreement dated as of May 21, 1996 between the Corporation and Anthony Cappazi.

     5.1      Opinion of Bernstein & Wasserman, LLP.

     23.1     Consent of Bernstein & Wasserman, LLP (included in Exhibit 5.1).

     23.2     Consent of Moore Stephens, P.C. (formerly Mortenson & Associates,
              P.C.)

     Item 9. Undertakings

     A. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of

     1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, the paragraphs (1)(i) and (1)(ii) do not apply if the information is required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof; and;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities

Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable, In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE

     Pursuant to the requirement of the Securities Act of 1933, as amended, the Registrant, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cerritos, California, on the 16 day of July, 1996.

                                   DIAMOND ENTERTAINMENT CORP.


                                   By:/s/ James. K.T. Lu
                                      ------------------------
                                      James K.T. Lu
                                      Chairman of the Board, Chief Executive
                                      Officer; President; Secretary and Director

                                   By:/s/ Thomas Sung
                                      ------------------------
                                      Thomas Sung
                                      Principal  Financial Officer and
                                      Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                           Title                        Date
- ---------                           -----                        ----


/s/ James K.T. Lu           Chairman of the Board                July 16, 1996
- ------------------------    Chief Executive Officer;
James K.T. Lu               President; Secretary and Director



 /s/Jeffrey I. Schillen     Executive Vice President Sales       July 16, 1996
- ------------------------    and Marketing and Director
Jeffrey I. Schillen


/s/Murray T. Scott          Director                             July 16, 1996
- ------------------
Murray T. Scott

                        DIAMOND ENTERTAINMENT CORPORATION

                                    EXHIBITS

                                       TO

                       REGISTRATION STATEMENT ON FORM S-8

                                INDEX TO EXHIBITS

 Exhibit No.  Document
 -----------  --------

     4.1 Certificate of Incorporation of the Corporation, as amended (Incorporated by reference to Corporation's Registration Statement on Form S-18 Registration No.33-33997)

     4.2 By-Laws of the Corporation, as amended (Incorporated by reference to the Corporation's Registration Statement on Form S-18 Registration No. 33- 33997).

     4.3 Consulting Agreement dated as of May 21, 1996 between the Corporation and Anthony Cappazi.

     5.1      Opinion of Bernstein & Wasserman, LLP.

     23.1     Consent of Bernstein & Wasserman, LLP (included in Exhibit 5.1).

     23.2     Consent of Moore Stephens, P.C. (formerly Mortenson & Associates,
              P.C.)